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                                  EXHIBIT 99.1




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      EQUALNET HOLDING CORP. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
                              -Delays 10K Filing -


                  HOUSTON, Texas, September 30, 1996 -- EqualNet Holding Corp. (Nasdaq: ENET), today announced results for the fourth quarter and year ended June 30, 1996.

                  Net sales for the quarter were $16.2 million compared to $21.6 million for the same quarter last year. The net loss for the quarter was $865,000, or $0.14 per share, compared to net income of $921,000, or $0.15 per share, for the same period in 1995.

                  For the year ended June 30, 1996, net sales were $78.4 million compared to $67.9 million for the prior fiscal year. The net loss for the year was $8.4 million, or $1.40 per share, compared to pro forma net income of $1.8 million, or $0.38 per share for the same period in 1995. The loss for the fiscal year reflects special charges which were incurred during the second and third fiscal quarters totaling $11.2 million.

                  The Company noted that results in the fourth quarter and during much of the fiscal year reflect the continuing effects of customer attrition related to provisioning time and operating systems transition issues. The Company has been working throughout the past nine months to correct these problems and believes that it has made significant progress.

                  "We have experienced a reduction in provisioning time over the last two quarters, which has resulted in fewer customer cancellations," noted Zane Russell, EqualNet's Chairman and CEO. "As well, our transition back to an enhanced version of our original NetBase operating system is complete, allowing us to better support our sales force and to provide customers
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with improved service. We have resumed agent order activity, which was hampered by our systems transition, and the result is that in the beginning of our first fiscal quarter we are retaining more of our current customers while also adding new customers and getting back to what made us successful to start with."

                  Mr. Russell continued, "We are also pursuing a number of other strategies to improve revenues and earnings, including a joint venture which will enhance our product line by offering specialty long-distance calling cards; improving the quality of the Company's agent sales force; and transferring our smallest customers to a LEC billing system whereby monthly statements are billed by the local phone service operator, thus improving collection efforts, reducing customer attrition and reducing billing expenditures."

                  The Company funded its operations during the year ended June 30, 1996 with the remaining proceeds of its initial public offering which closed in March 1995, through advances under its revolving credit facility and through operating cash flows. By December 31, 1995, the remaining funds from the initial public offering had been expended, and, due to operating losses sustained in the second half of fiscal 1996 and a declining revenue base, the Company began reaching its maximum borrowing capacity under its revolving credit facility. An additional source of liquidity during this time period has been an extension of payment terms from major suppliers, though there can be no assurance that such extensions will be granted in the future. The Company's borrowing capacity under its credit facility continues to decline as a result of operating losses, a decline in the revenue base, and the exclusion of certain receivables from the criteria of eligible receivables. At current levels of operations and with a declining borrowing base, the Company must seek additional capital and continued concessions from its vendors and continue to reduce expenses to bring them in line with current levels of revenues. The Company currently is negotiating with
(i) potential investors to secure between $2.5 million and $3.5 million from a private placement of the Company's convertible preferred stock and (ii) its lenders to increase availability under its revolving credit facility, amend certain financial covenants and waive certain events of default. There can be no assurance, however, that the Company will be successful in securing such financing or such amendments to its existing credit facility. In the event the Company is unsuccessful in achieving these objectives, it will seek an alliance with a strategic partner, or in the event no such strategic alliance is accomplished, the Company may be

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required to seek protection under United States bankruptcy laws.

                  As a result of management's focus on resolving the liquidity issues, the Company plans to file a notice with the Securities and Exchange Commission advising that the Company will be unable to timely file its Annual Report on Form 10-K and expects to make the filing on or before October 13, 1996.

                  This press release contains forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Some of the more significant factors noted in the Company's Reports on Forms 8-K, 10-K and 10-Q include the ability to reduce provisioning times and related customer attrition, the ability to improve the Company's operating systems and the ability to attract and retain new customers.

                  EqualNet is a nationwide long-distance company offering discounted major carrier transmission services to businesses. The Company's core strategy focuses on managing growth while remaining adaptable in the highly competitive long distance industry.


                             EQUALNET HOLDING CORP.
                       CONSOLIDATED STATEMENTS OF INCOME
                              Dollars in Thousands

                                Three Months Ended     Twelve Months Ended
                                      June 30,               June 30,
                                 1996         1995       1996        1995

Revenues                        $16,176     $21,591     $78,355     $67,911
Cost of Revenues                 11,572      16,576      61,807      54,655
                                -------     -------     -------     -------
                                  4,604       5,015      16,548      13,256
Selling, general and
  administrative expenses         3,392       2,934      13,719       8,800
Depreciation and amortization     2,084         940       5,934       1,492
Write down of long term assets       -           -        6,883          -
                                -------     -------     -------     -------
Operating income                   (872)      1,141      (9,988)      2,964
Other income (expense)
  Interest income                    -          454          56         498
  Interest expense                 (240)       (303)       (680)       (527)
  Miscellaneous                    (155)        (34)       (465)        (64)
                                -------     -------     -------     -------
                                   (395)        117      (1,089)        (93)
Income before federal
  income taxes                   (1,267)      1,258     (11,077)      2,871
Provision for federal
  income taxes                     (402)        337      (2,660)      1,120(a)
                                -------     -------     -------     -------
Net income (loss)               $  (865)    $   921     $(8,417)    $ 1,751(b)
                                =======     =======     ========    =======
Net income (loss) per share     $ (0.14)    $  0.15     $ (1.40)    $  0.38(b)
                                =======     =======     =======     =======
Weighted average number of
  shares outstanding              6,002       6,009       6,017       4,618
                                ========    =======     ========    =======

        (a) From July 1, 1992, through March 7, 1995, the Company reported for federal income tax purposes as an S corporation. Accordingly, all taxable earnings of the Company during that period were taxed directly to the shareholders of the Company at their individual tax rates. A pro forma adjustment of $613,000 to reflect the federal and state income taxes as if the Company were a C corporation is presented for the twelve months ended June 30, 1995 at the Company's effective tax rate of 39%.
        (b) Represents pro forma results to reflect the recalculation of tax expense.


Contact:
    Michael Hlinak
    Senior Vice President/COO
    EqualNet Holding Corp.
    (281) 529-4600

           OR

Investor Relations:
    Howard Zar/Melissa Garelick
    Ross Felix
    Press: Lee Foley/Jennifer Swanson
    Morgen-Walke Associates
    (212) 850-5600